Exhibit 99.1

ArthroCare Reports Record Revenues of $51.7 Million for the Second Quarter; Year-Over-Year Revenue Growth of 37 Percent Accompanied by 53 Percent Net Income Increase

    AUSTIN, Texas--(BUSINESS WIRE)--Aug. 3, 2005--ArthroCare(R) Corp. (Nasdaq:ARTC), a multi-business medical device company that develops minimally invasive surgical products, announced today financial results for the second quarter ended June 30, 2005. Second quarter product revenues were $49.7 million, a 38 percent increase over the $35.9 million recorded in the same quarter of the previous year. Total revenues, which include product revenues, license fees and royalties, for the second quarter were $51.7 million, a 37 percent increase over the $37.7 million reported in the second quarter of 2004. ArthroCare's revenue growth was positively impacted by the company's 2004 acquisitions of Opus Medical, and Medical Device Alliance, Inc. and its wholly owned subsidiary Parallax Medical, Inc. Excluding the impact of these acquisitions, product revenue growth for the second quarter of 2005 versus the comparable period in 2004 was approximately 20 percent.
    ArthroCare reported net income of $4.8 million, or $0.19 per diluted share, for the second quarter of 2005, compared to net income of $3.1 million, or $0.14 per diluted share, reported in the same quarter of 2004.


                           Q2 SUMMARY TABLE

                                       Q205      Q105      Q204
-----------------------------------  --------  --------  --------
Product Sales                        $49.7 M   $47.8 M   $35.9 M
-----------------------------------  --------  --------  --------
License Fees, Royalties and Other
 Revenues                             $2.0 M    $1.8 M    $1.8 M
-----------------------------------  --------  --------  --------
Total Revenues                       $51.7 M   $49.7 M   $37.7 M
-----------------------------------  --------  --------  --------
Net Income                            $4.8 M    $3.2 M    $3.1 M
-----------------------------------  --------  --------  --------
Earnings Per Diluted Share             $0.19     $0.12     $0.14
-----------------------------------  --------  --------  --------


    FIRST SIX MONTHS OF 2005

    For the first six months of 2005, total revenues reached $101.4 million compared with $73.3 million in the same period of 2004. The product sales portion of revenue increased to $97.5 million in 2005 compared to $70.2 million in 2004. Net income for the six-month period was $8.0 million, or $0.31 per diluted share, compared to six-month net income of $4.7 million, or $0.21 per diluted share, in the previous year.

    REVENUE

    In addition to second quarter product sales of $49.7 million, license fees, royalties and other revenue were $2.0 million in the second quarter of 2005, compared to $1.8 million in the second quarter of 2004. International sales increased 17 percent compared to the same period last year and represented 21 percent of product sales during the quarter.

    BUSINESS UNIT PERFORMANCE

    The Sports Medicine business unit produced year-over-year revenue growth of 43 percent during the quarter ended June 30, 2005 compared with the same period of 2004, and represented 66 percent of total product revenue. Sales in the Spine business unit grew 8 percent during the second quarter of 2005 compared to the same period in 2004 and represented 12 percent of product sales.
    The second quarter increase in ENT product sales over the comparable period of last year was 51 percent, with ENT sales representing 22 percent of product revenue during the quarter. This growth continues to be driven by tonsillectomy sales in the United States, where ArthroCare estimates Coblation technology was used in approximately 28 percent of all tonsillectomies, an increase of more than 5 percentage points versus the first quarter of 2005.

    OPERATIONS

    Product margin was 69 percent in the second quarter of 2005, compared to 68 percent in the year-ago quarter. This performance was driven primarily by the transition of Opus manufacturing to Costa Rica.
    Operating expenses for the second quarter of $29.9 million represent an increase of approximately $8.0 million versus the comparable period in 2004. This increase was primarily driven by a $4.7 million increase in sales and marketing expense (including commissions); $1.0 million of Opus research and development expense and $0.9 million of Opus intangible asset amortization; and a $0.7 million increase in general and administrative expenses, including accounting services, Sarbanes-Oxley compliance costs and a lease termination payment.
    ArthroCare ended the second quarter with approximately $32.6 million in cash and cash equivalents, up $8.7 million from the previous quarter.
    "We generated strong operating metrics across the company during the second quarter," said Michael A. Baker, president and chief executive officer for ArthroCare. "We met or exceeded our business unit revenue goals and strategic initiatives across the board, and the quarter's strong financial results position the company to accomplish all of its objectives for 2005."

    RECENT CORPORATE DEVELOPMENTS

    -- ArthroCare received notice from the U.S. Food and Drug Administration (FDA) that its Parallax(R) Acrylic Resin with TRACERS(R)-Ta Bone Cement Opacifier was cleared for the fixation of pathological fractures of the vertebral body using vertebroplasty or kyphoplasty procedures. This product is designed to enhance the physician's ability to track the flow of bone cement under fluoroscopy and consists of premeasured Polymethyl-methacrylate (PMMA), Barium Sulfate and proprietary tantalum disk opacifiers. These particles create visible dark dots that clearly show cement flow and placement within the bone cavity, increasing patient and procedure safety.

    -- New study data published in the July issue of Arthroscopy: The Journal of Arthroscopic & Related Surgery showed the Coblation-based TOPAZ procedure to be effective when used in the treatment of common tendon disorders such as lateral epicondylitis, the condition commonly known as tennis elbow. The study, titled "Microtenotomy Using a Radiofrequency Probe to Treat Lateral Epicondylitis," consisted of thirteen subjects who had been suffering symptoms for six months or longer. Each of the patients had failed to achieve relief after conservative treatment. After treatment with TOPAZ, all of the patients reported significant improvement only seven to 10 days after the procedures. Ten of the 13 subjects reported noticeable improvement only one or two days after the procedure.

    -- ArthroCare's TOPAZ procedure was named one of the top ten innovations in podiatry in the August 2005 issue of Podiatry Today.

    -- During the second quarter, ArthroCare completed the transition of all Opus product manufacturing to the company's high-volume, tax-advantaged manufacturing facility in Costa Rica.

    -- ArthroCare was named one of the fastest-growing technology companies by Business 2.0 in the publication's June 2005 issue. The magazine ranked ArthroCare number 89 in its annual Business 2.0 100 (B2 100), a list of businesses whose inventiveness and quick reflexes are helping them set the pace for the economy. Companies included in the B2 100 were ranked by Zacks Investment Research of Chicago using a rigorous combination of four financial criteria: growth in revenue, profit and operating cash flow during the past three years, and the 12-month stock market return as of March 31, 2005. Cash flow growth counts for 40 percent of a company's ranking. Each of the other criteria counts for 20 percent.

    BUSINESS OUTLOOK

    The following statements are based on current expectations on Aug. 3, 2005. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of any new businesses or license agreements the company may enter in future periods.
    In addition, the following guidance excludes the impact of non-cash or non-recurring charges related to equity compensation expenses. It does include anticipated depreciation, amortization and other non-recurring expenses related to all ArthroCare acquisitions, including Opus Medical.

    ArthroCare's business outlook for fiscal 2005 is as follows:

    -- ArthroCare is updating fiscal 2005 guidance for product revenues, anticipating product revenues will grow by at least 35 percent compared to 2004 revenues. It also expects sequential revenue growth in all four quarters of 2005 with strong year-over-year comparisons.

        -- The company is updating revenue guidance for the entire Sports Medicine business unit, anticipating the business will grow by at least 30 percent during 2005. This increase includes approximately $2 million in TOPAZ revenue during 2005. The company continues to expect sales of its existing Sports Medicine products to grow by at least 10 percent over 2004 revenues. It also continues to expect sales of Opus Medical products to grow by at least 50 percent.

        -- ArthroCare is updating revenue guidance for the ENT business unit, anticipating revenues to grow by at least 40 percent.

        -- Spine revenues are expected to grow by at least 20 percent.

    -- ArthroCare also continues to expect operating margin improvement of 3 percentage points compared with 2004, with at least 1 percentage point coming from gross margin improvement.

    -- The company also currently expects its effective tax rate for 2005 to be approximately 23 percent versus previous guidance of 25 percent.

    -- The company's fiscal 2005 EPS guidance remains unchanged. ArthroCare expects EPS to develop in line with recent historical patterns with strong sequential quarter-to-quarter growth; however, the company expects this pattern to be accentuated in 2005 by the integration of the Opus Medical acquisition.

    -- ArthroCare expects EPS to grow more rapidly than revenues with an assumed share count of 26.5 million.

    ArthroCare's business outlook for fiscal 2006 is as follows:

    -- ArthroCare expects fiscal 2006 product revenues will grow by at least 20 percent compared to 2005 revenues.

    -- ArthroCare expects an operating margin improvement of 2 to 3 percentage points compared with 2005.

    --  ArthroCare expects EPS to increase more rapidly than revenue.

    CONFERENCE CALL

    ArthroCare will hold a conference call with the financial community to discuss these results at 4:30 p.m. ET/1:30 p.m. PT today. The call will be simultaneously Webcast by CCBN and can be accessed on ArthroCare's Web site at www.arthrocare.com. The Webcast will remain available through Sept. 3, 2005. A telephonic replay of the conference call can be accessed by dialing 800-633-8284 and entering pass code number 21252472.

    ABOUT ARTHROCARE

    Founded in 1993, ArthroCare Corp. (www.arthrocare.com) is a highly innovative, multi-business medical device company that develops, manufactures and markets minimally invasive surgical products. With these products, ArthroCare targets a multi-billion dollar market opportunity across several medical specialties, significantly improving existing surgical procedures and enabling new, minimally invasive procedures. Many of ArthroCare's products are based on its patented Coblation technology, which uses low-temperature radiofrequency energy to gently and precisely dissolve rather than burn soft tissue -- minimizing damage to healthy tissue. Used in more than four million surgeries worldwide, Coblation-based devices have been developed and marketed for sports medicine; spine/neurologic; ear, nose and throat (ENT); cosmetic; urologic and gynecologic procedures. ArthroCare also has added a number of novel technologies to its portfolio, including Opus Medical sports medicine and Parallax spine products, to complement Coblation within key indications.

    SAFE HARBOR STATEMENTS

    Except for historical information, this press release includes forward-looking statements. These statements include, but are not limited to, the company's stated business outlook for fiscal 2005 and 2006, continued strength of the company's fundamental position, the strength of the company's technology, the company's belief that strategic moves will enhance achievement of the company's long term potential, the potential and expected rate of growth of new businesses, continued success of product diversification efforts, and other statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to the uncertainty of success of the company's non-arthroscopic products, competitive risk, uncertainty of the success of strategic business alliances, uncertainty over reimbursement, need for governmental clearances or approvals before selling products, the uncertainty of protecting the company's patent position, and any changes in financial results from completion of year-end audit activities. These and other risks and uncertainties are detailed from time to time in the company's Securities and Exchange Commission filings, including ArthroCare's Form 10-Q for the quarter ended March 31, 2005 and Form 10-K for the year ended Dec. 31, 2004. Forward-looking statements are indicated by words or phrases such as "anticipates," "estimates," "projects," "believes," "intends," "expects," and similar words and phrases. Actual results may differ materially from management expectations.


ARTHROCARE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

                                              Three Months Ended
                                          June 30,  June 30,
                                            2005     2004    Variance
                                          --------- -------- --------

Revenues:
  Net Product Sales                        $49,683  $35,904  $13,779
  Royalties, fees and other                  2,049    1,761      288
                                          --------- -------- --------
     Total revenues                         51,732   37,665   14,067

Cost of product sales                       15,296   11,386   (3,910)
                                          --------- -------- --------

   Gross profit                             36,436   26,279   10,157
                                          --------- -------- --------
       Product Margin                         69.2%    68.3%
         Gross Margin                         70.4%    69.8%

Operating expenses:
   Research and development                  5,155    3,531   (1,624)
   Sales and marketing                      18,601   13,860   (4,741)
   General and administrative                4,708    3,986     (722)
   Intangible Amortization                   1,458      544     (914)
                                          --------- -------- --------
     Total operating expenses               29,922   21,921   (8,001)

Income from operations                       6,514    4,358    2,156
Interest and other income, net                (366)     (47)    (319)
                                          --------- -------- --------
Income before income tax provision           6,148    4,311    1,837
               Net Operating Margin             12%      11%

Income tax provision                         1,330    1,164     (166)
                                          --------- -------- --------

Net income                                  $4,818   $3,147   $1,671
                                          ========= ======== ========

Basic net income per share                   $0.20    $0.15    $0.05
                                          ========= ======== ========

Shares used in computing basic net income
 per share                                  24,176   21,159


Diluted net income per common share          $0.19    $0.14    $0.05
                                          ========= ======== ========

Shares used in computing diluted net
 income per share                           25,877   22,765

                                                Six Months Ended
                                          June, 30  June, 30
                                            2005      2004   Variance
                                          --------- ------------------

Revenues:
  Net Product Sales                        $97,517   $70,196  $27,321
  Royalties, fees and other                  3,898     3,058      840
                                          --------- ------------------
     Total revenues                        101,415    73,254   28,161

Cost of product sales                       30,773    24,234   (6,539)
                                          --------- ------------------

   Gross profit                             70,642    49,020   21,622
                                          --------- ------------------
       Product Margin                         68.4%     65.5%
         Gross Margin                         69.7%     66.9%

Operating expenses:
   Research and development                 10,007     6,651   (3,356)
   Sales and marketing                      36,951    27,893   (9,058)
   General and administrative                9,269     7,093   (2,176)
   Intangible Amortization                   2,916     1,050   (1,866)
                                          --------- ------------------
     Total operating expenses               59,143    42,687  (16,456)

Income from operations                      11,499     6,333    5,166
Interest and other income, net              (1,135)      127   (1,262)
                                          --------- ------------------
Income before income tax provision          10,364     6,460    3,904
               Net Operating Margin             10%        9%

Income tax provision                         2,384     1,744     (640)
                                          --------- ------------------

Net income                                  $7,980    $4,716   $3,264
                                          ========= ==================

Basic net income per share                   $0.33     $0.22    $0.11
                                          ========= ==================

Shares used in computing basic net income
 per share                                  24,044    21,085


Diluted net income per common share          $0.31     $0.21    $0.10
                                          ========= ==================

Shares used in computing diluted net
 income per share                           25,833    22,779


ARTHROCARE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

                                             June 30,    December 31,
ASSETS                                        2005          2004
                                           -----------  --------------
Current assets:
    Cash and cash equivalents                 $32,590         $21,836
    Accounts receivable, net of allowances     38,566          34,032
    Inventories                                40,309          40,484
    Prepaid expenses and other current
     assets                                    15,761          15,549
                                           -----------  --------------
          Total current assets                127,226         111,901

Property and equipment, net                    30,681          29,396
Related party receivables                       1,075           1,075
Intangible assets                              36,890          39,959
Goodwill                                       57,859          57,859
Other assets                                      327             341
                                           -----------  --------------

              Total assets                   $254,058        $240,531
                                           ===========  ==============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable                          $9,300          $9,517
     Accrued liabilities                        8,664           9,925
     Accrued compensation                       6,325           6,783
     Current portion on long term debt          4,286           4,286
     Income taxes payable                       2,530             478
                                           -----------  --------------
          Total current liabilities            31,105          30,989

    Loan payable, net of current portion       22,500          24,643
Deferred taxes and other liabilities            9,632           9,647
                                           -----------  --------------
          Total liabilities                    63,237          65,279
                                           -----------  --------------


          Total stockholders' equity          190,821         175,252
                                           -----------  --------------

               Total liabilities and
                stockholders' equity         $254,058        $240,531
                                           ===========  ==============


    CONTACT: ArthroCare Corp., Austin
             Investors:
             Fernando Sanchez, 512-391-3967
              or
             Media:
             Haberman & Associates
             Jon Zurbey, 612-372-6446
             jon@habermaninc.com